SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Interlott Technologies

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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INTERLOTT TECHNOLOGIES, INC.

NOTICE OF
2002 ANNUAL MEETING
AND
PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 2, 2002
PROXY STATEMENT
STOCK OWNERSHIP
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
STOCK PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDERS’ PROPOSALS FOR 2003 ANNUAL MEETING
OTHER BUSINESS

April 2, 2002

Dear Stockholder:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Interlott Technologies, Inc. to be held at the Holiday Inn Cincinnati North located at Interstate 275 and Route 42 (Exit 46), Cincinnati, Ohio, on Thursday, May 2, 2002, at 10:00 a.m., local time.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the meeting, we also will report on the operations of the Company during the past year, and the directors and officers of the Company will be present to respond to appropriate questions from stockholders.

     I hope that you will be able to attend the Annual Meeting. If you plan to attend, please mark the box at the bottom of your proxy card so that we can make appropriate arrangements for the anticipated number of guests. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the Annual Meeting even if you are unable to attend.

Sincerely,

L. Rogers Wells, Jr. Chairman of the Board

INTERLOTT TECHNOLOGIES, INC.

7697 Innovation Way
Mason, Ohio 45040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 2, 2002

     NOTICE HEREBY IS GIVEN that the 2002 Annual Meeting of Stockholders of Interlott Technologies, Inc. (the “Company”) will be held at the Holiday Inn Cincinnati North located at Interstate 275 and Route 42 (Exit 46), Cincinnati, Ohio on Thursday, May 2, 2002 at 10:00 a.m., local time, for the purpose of:

1.	Electing two directors to serve until the 2005 Annual Meeting of Stockholders;

2.	Ratifying the appointment of Grant Thornton LLP as independent auditors of the Company for the fiscal year ending December 31, 2002; and

3.	Transacting such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Information relating to matters 1 and 2 above is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 29, 2002 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. A list of stockholders of the Company as of the close of business on March 29, 2002 will be available for inspection during normal business hours from April 22, 2002 through May 2, 2002 at the headquarters of the Company, 7697 Innovation Way, Mason, Ohio.

By Order of the Board of Directors

Gary S. Bell Secretary

Cincinnati, Ohio
April 2, 2002

Please read the attached Proxy Statement and then promptly complete, execute and return the enclosed proxy card in the accompanying postage-paid envelope. You can spare your Company the expense of further proxy solicitation by returning your proxy card promptly. If you attend the Annual Meeting, you may revoke the proxy and vote in person if you so desire.

INTERLOTT TECHNOLOGIES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 2, 2002

     This Proxy Statement is furnished to the stockholders of Interlott Technologies, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2002 Annual Meeting of Stockholders and at any adjournments thereof (the “Annual Meeting”).

     This Proxy Statement and the accompanying proxy card are first being sent or given to stockholders on approximately April 2, 2002.

VOTING

General

     The Company’s only voting security is its Common Stock, $.01 par value per share. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Common Stock entitled to receive notice of and to vote at the Annual Meeting was March 29, 2002. On the record date, 6,449,379 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote will constitute a quorum. In counting the shares represented at the Annual Meeting to determine whether a quorum exists, shares represented by proxies marked “withhold” or “abstain” will be considered to be entitled to vote and will count toward the quorum.

     In accordance with Delaware law and the Company’s Bylaws, and assuming a quorum is present, the affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors (Proposal 1). As a result, votes that are withheld on the proposal will have no effect. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to ratify the Board of Directors’ appointment of the Company’s independent auditors (Proposal 2). As a result, an abstention on this proposal will have the same effect as a vote against the proposal.

     Mr. L. Rogers Wells, Jr., who owns a majority of the outstanding shares of the Company’s Common Stock, has advised the Company that he intends to vote all of his shares in favor of each of the two proposals. Accordingly, adoption of the proposals is assured.

Proxies; Other Matters That May Come Before the Annual Meeting

     The accompanying proxy card is for use at the Annual Meeting if you are unable to attend in person or are able to attend but do not wish to vote in person. Please specify your choices with regard to each proposal on the enclosed proxy card and then sign and date the proxy card and mail it to us in the enclosed postage paid envelope. All properly executed and dated proxy cards received by the Company in time to be voted at the Annual Meeting and not revoked will be voted in accordance with the instructions given. If no specific instructions are given, the shares represented by a signed and dated proxy card will be voted “FOR” the nominees for director and “FOR” Proposal 2. If any nominee for election as a director should become unable to serve for any reason and the Board of Directors designates a substitute nominee, the persons named as proxies on the proxy cards will vote all valid proxy cards for the election of the substitute nominee.

     The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting. The date established in the Bylaws by which stockholders who desire to submit nominations for director or other proposals for presentation to the stockholders at the Annual Meeting has passed, and therefore no director nominations or other matters may be proposed by stockholders for action at the Annual Meeting.

     The giving of a proxy does not affect your right to vote in person at the Annual Meeting. You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to Gary S. Bell, the Secretary of the Company, at 7697 Innovation Way, Mason, Ohio 45040; by executing and delivering to Mr. Bell a proxy card bearing a later date; or by voting in person at the Annual Meeting. If you will not be attending the Annual Meeting, you should return your proxy or any notice in time for receipt no later than the close of business on the day preceding the Annual Meeting.

     In addition to soliciting proxies directly, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to these persons. The Company will pay all expenses related to its solicitation of proxies.

STOCK OWNERSHIP

     The following table sets forth information, as of December 31, 2001, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by the Company to own more than 5% of the Common Stock, (b) each director and person named in the Summary Compensation Table individually and (c) all directors and executive officers as a group.

	Shares		Percent
	Beneficially		of Class
Name of Beneficial Owner	Owned (1)		Owned

Lloyd I. Miller III	635,500	(2)	9.9%

L. Rogers Wells, Jr	3,586,500	(3)	54.3%

Edmund F. Turek	328,875	(4)	5.1%

Gary S. Bell	26,875		*

Dennis W. Blazer	14,184		*

Kazmier J. Kasper	30,875		*

H. Jean McEntire	21,875		*

David F. Nichols	173,009		2.6%

Thomas W. Stokes	16,566		*

John J. Wingfield	32,875		*

All directors and executive officers as a group (9 persons)	4,231,634		60.8%

*	Less than one percent.

(1)	Except as noted below, the named persons have sole voting and investment power with regard to all shares shown as beneficially owned by them. Includes the following numbers of shares which may be acquired upon exercise of stock options which were exercisable on, or became exercisable within 60 days after, December 31, 2001: Mr. Wells, 166,500 shares; Mr. Turek, 48,875 shares; Mr. Bell, 26,875 shares; Mr. Blazer, 11,375 shares; Mr. Kasper, 26,875 shares; Ms. McEntire, 21,875 shares; Mr. Nichols, 170,375 shares; Mr. Stokes, 15,750 shares; Mr. Wingfield, 26,875 shares; and all directors and executive officers as a group, 515,375 shares.

(2)	Mr. Miller reports having sole voting and dispositive power over 405,800 shares and shared voting and dispositive power over 229,700 shares. Mr. Miller’s address is 4550 Gordon Drive, Naples, Florida 34102.

(3)	Mr. Wells’ address is 7697 Innovation Way, Mason, Ohio 45040.

(4)	Includes 65,000 shares owned by Mr. Turek’s wife. Mr. Turek’s address is 7697 Innovation Way, Mason, Ohio 45040.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

     The Board of Directors of the Company currently consists of seven members who are divided into three classes as nearly equal in number as possible. The directors in each class are elected by the stockholders for a term of three years and until their successors are elected and qualified. The term of office of one of the classes of directors expires each year at the Annual Meeting of Stockholders.

     At the Annual Meeting, the terms of David F. Nichols and John J. Wingfield will expire. The Board of Directors has nominated each of these individuals to stand for re-election as a director for a three-year term which will expire at the 2005 Annual Meeting of Stockholders. If a nominee should be unable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee, allow the vacancy to remain open until a suitable candidate is located, or by resolution provide for a lesser number of directors.

     The Board of Directors unanimously recommends that stockholders vote “FOR” the proposal to re-elect David F. Nichols and John J. Wingfield as directors.

Information Regarding Nominees and Continuing Directors

     The following table sets forth information regarding the nominees for director as well as the incumbent directors whose terms will continue following the Annual Meeting.

Nominees for Director to Serve Until the 2005 Annual Meeting of Stockholders

David F. Nichols	Mr. Nichols, age 40, has been President of the Company since 1997 and Chief Executive Officer since April 1999. Mr. Nichols served as Senior Vice President of Sales and Marketing of the Company from 1994 to 1997 and as Vice President — Operations of the Company from 1993 until 1994. From 1991 to 1992, he was Executive Director of the Board of Tax Appeals of the Commonwealth of Kentucky. From 1990 to 1991, Mr. Nichols was Principal Assistant to the Secretary of Finance and Administration for the Commonwealth of Kentucky, and from 1989 to 1990 he was Principal Assistant to the Kentucky Office for Social Security. During 1988, Mr. Nichols was Deputy Director of the Kentucky Democratic Party. Mr. Nichols has been a director of the Company since 1997.

John J. Wingfield	Mr. Wingfield, age 55, has been Vice President of A.G. Edwards & Sons, Inc., a stock brokerage firm, since 1995. Mr. Wingfield is Manager of A.G. Edwards’ Louisville office and its satellite office in New Albany, Indiana. He was First Vice President of Stifel,

Nicolaus & Company Incorporated, a stock brokerage firm, from 1985 until 1995 and has been a registered stock broker since 1973. Mr. Wingfield has been a director of the Company since 1994.

Directors with Terms Expiring at the 2003 Annual Meeting of Stockholders

Gary S. Bell	Mr. Bell, age 51, has been Secretary and Treasurer of the Company since 1993. He is President of International Investments, Inc., an investment company owned by Mr. L. Rogers Wells, Jr., and previously served as Chief Financial Officer of that company from 1995 until 1997 and during 1993 and 1994. He has been an independent business and financial consultant since 1994 and holds various business interests in a number of small, closely-held partnerships and corporations. Mr. Bell was a commercial loan officer for Peoples Bank & Trust Company, Greensburg, Kentucky from 1997 to 1999. From 1982 until 1993, he served in various positions with The New Farmers National Bank of Glasgow and its holding company, Commonwealth Bancorp, including Executive Vice President and Chief Credit Officer of The New Farmers National Bank of Glasgow from 1986 until 1993. Mr. Bell also served as Chief Credit Officer of Bowling Green Bank & Trust Company, N.A., another subsidiary of Commonwealth Bancorp, from 1991 until 1993. Mr. Bell has been a director of the Company since 1993.

Edmund F. Turek	Mr. Turek, age 75, was Vice Chairman of the Board of Directors of the Company from 1997 through February 1999 and has been a director of the Company since 1990. Mr. Turek served as Chairman of the Board, President and Chief Executive Officer of the Company from 1990 to 1992 and continued to serve as President of the Company until 1997, when he was appointed Vice Chairman. Mr. Turek began to develop the Company’s instant ticket vending machine in 1987 and has guided product development through several models for instant ticket, telephone and smart card dispensing. Mr. Turek was Vice President of Peripheral Products in the computer division of SCI Systems, Inc. from 1984 to 1989 where he developed business opportunities in the commercial market for the design and manufacture of computer products. Prior to that time Mr. Turek held management, product development and operations positions with various companies in the computer and aerospace industries.

L. Rogers Wells, Jr.	Mr. Wells, age 64, is Chairman of the Board and served as Chief Executive Officer of the Company until April 1999. He has been the principal stockholder of the Company since 1992. Mr. Wells served as a director of the Company from 1992, and as Chairman of the Board and Chief Executive Officer of the Company from 1993, until his resignation from these positions in October 1994. He was re-elected to these positions in February 1995. In addition, Mr. Wells owns American Materials, Incorporated, which assembles and distributes automobile and truck components and serves as a regional warehousing and distribution center for various businesses. Mr. Wells also owns International Investments, Inc., which invests in and provides financing to various businesses. From 1987 through 1991, Mr. Wells served as Secretary of Finance and Administration for the Commonwealth of Kentucky and from 1989 through 1991 served as Secretary to the Governor’s Executive Cabinet. During his tenure as Secretary of Finance and Administration, Mr. Wells served as Chairman of various finance and development authorities, including the Kentucky Rural Economic Development Authority, the Kentucky Infrastructure Authority and the Kentucky Housing Corporation.

Directors with Terms Expiring at the 2004 Annual Meeting of Stockholders

Kazmier J. Kasper	Mr. Kasper, age 55, has been President and owner of Algonquin Industries, Inc. and Hi-Tech Metals, Inc. in Bellingham, Massachusetts since 1974. These two companies manufacture machine parts for the computer, optic, robotic, gaming, environmental, biomedical and electromechanical industries. Mr. Kasper has been a director of the Company since 1993.

H. Jean McEntire	Ms. McEntire, age 56, has been a director of the Company since 1993. She was a consultant to the Company for special projects related to marketing from 1997 to 1998 and was the Company’s Vice President — Marketing from 1993 to 1997 and its Director of Retailer Relations from 1992 until 1993. In these capacities, she was primarily responsible for marketing to the lotteries and vendor support services for the Company. Ms. McEntire served from 1983 to 1987 as Regional Manager and then as Regional Coordinator of the Ohio Lottery Commission. From 1987 to 1989 she was an Account Manager for British American Bank Note Company, a Canadian manufacturer of instant lottery tickets. In 1989, she served as a consultant for the Ohio Department of Rehabilitation and Corrections, Bureau of Community Services. Ms. McEntire returned to the Ohio Lottery in 1990 as Deputy Director of Sales. She currently serves as Project Coordinator for the Coalition of Neighborhoods, a charitable agency that services and coordinates neighborhood activities.

Meetings and Committees of the Board of Directors

     The Board of Directors of the Company conducts its business through meetings of the full Board and through committees of the Board, including standing Audit and Compensation Committees. During 2001, the Board of Directors held four (4) meetings, the Audit Committee held two (2) meetings and the Compensation Committee met informally. Each director attended at least 75% of all meetings of the full Board of Directors and of each committee of the Board of which he or she is a member.

     The Audit Committee is responsible for reviewing with the Company’s independent auditors their audit plan and the scope and results of their audit; reviewing the scope and results of the Company’s internal auditing procedures; consulting with the independent auditors and management with regard to the Company’s accounting methods and the adequacy of its internal accounting controls; approving professional services provided by the independent auditors; reviewing the independence of the independent auditors; and reviewing the range of the independent auditors’ audit and non-audit fees. See “Audit Committee Report” below and “Proposal 2 — Ratification of Appointment of Independent Auditors.” The Audit Committee is composed of Gary S. Bell, H. Jean McEntire and John J. Wingfield (Chair). Each of the Committee’s members is a nonemployee director of the Company. Ms. McEntire and Mr. Wingfield are “independent” directors within the meaning of Section 121(A) of the American Stock Exchange’s listing standards. Mr. Bell does not qualify as independent under those standards because of his position as President of International Investments, Inc., which is owned by L. Rogers Wells, Jr. and to which the Company pays a fee for consulting services provided by Mr. Bell (see “Executive Compensation — Compensation Committee Interlocks and Insider Participation”). However, the Company’s Board of Directors has determined that Mr. Bell’s membership on the Audit Committee is in the best interests of the Company and its stockholders because of his banking and financial background. The Audit Committee’s charter was included as an exhibit to the Company’s Proxy Statement for the 2001 Annual Meeting of Stockholders.

     The Compensation Committee is responsible for setting the compensation of the Chairman of the Board and the President and Chief Executive Officer and ratifying the compensation of all other officers and general wage and salary limits of employees. The Compensation Committee is composed of Gary S. Bell (Chair), H. Jean McEntire and John J. Wingfield. The Compensation Committee’s annual report is furnished below under “Executive Compensation — Compensation Committee Report on Executive Compensation.”

     The Board of Directors as a whole functions as a nominating committee to select management’s nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by stockholders if submitted to the Company in accordance with the procedures set forth in Section 2.3 of the Bylaws. See “Stockholders’ Proposals for 2003 Annual Meeting.”

Director Compensation

     Directors who are not employees of the Company receive a fee of $1,000 for each meeting of the Board of Directors or Board committee attended in person or by telephone. Directors who are employees of the Company receive no directors’ fees. The Company paid a total of $14,000 in directors’ fees in 2001.

     Each non-employee member of the Board of Directors — Gary S. Bell, Kazmier J. Kasper, H. Jean McEntire, Edmund F. Turek and John J. Wingfield - receives an annual grant of options to purchase shares of Common Stock. The option grants for 2001 were made on January 4, 2001. Each non-employee director received an option for 4,500 shares of Common Stock. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The options vest at the rate of 25% per year beginning one year after the date of grant and expire ten years from the date of grant.

     Edmund F. Turek, the Company’s founder, retired as an employee in 1999. Mr. Turek now has a consulting arrangement with the Company pursuant to which he was paid $120,000 during 2001.

Audit Committee Report

     The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management. Further, the Audit Committee has discussed with Grant Thornton LLP, the Company’s independent public accountants, the matters required to be discussed by the Statement of Auditing Standards No. 61 (SAS 61 — Communication with Audit Committees) relating to the accountants’ judgment about the quality of the Company’s accounting principles, judgments and estimates, as applied in its financial reporting.

     The Audit Committee also has received the written disclosures and the letter from Grant Thornton required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to Grant Thornton’s independence from the Company, and has discussed with Grant Thornton their independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE Gary S. Bell H. Jean McEntire John J. Wingfield

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Grant Thornton LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2002 and has directed that this appointment be submitted to the stockholders for ratification at the Annual Meeting. Grant Thornton LLP has served as the Company’s independent auditors since 1999. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Board of Directors will reconsider the appointment.

     Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     Information on fees billed by Grant Thornton for services during 2001 is provided below.

     Audit Fees. For professional services rendered for the audit of the Company’s fiscal year 2001 financial statements and the review of the financial statements included in the Company’s fiscal year 2001 Forms 10-Q, Grant Thornton billed the Company a total of $30,572.

     Financial Information Systems Design and Implementation Fees. None.

     All Other Fees. In addition to the fees described above, Grant Thornton billed the Company an aggregate of $62,000 for all other services rendered during 2001. These fees related primarily to tax preparation, acquisition due diligence, and employee benefit services.

     The Company’s Audit Committee considered whether the non-audit services rendered by Grant Thornton were compatible with maintaining Grant Thornton’s independence as auditors of the Company’s financial statements, and determined that they were.

     The Board of Directors unanimously recommends that stockholders vote “FOR” the proposal to ratify the appointment of Grant Thornton LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

EXECUTIVE COMPENSATION

Summary of Compensation

     The following table sets forth, for the years indicated, compensation paid by the Company for services in all capacities to L. Rogers Wells, Jr., the Company’s Chairman of the Board; to David F. Nichols, the Company’s Chief Executive Officer; and to the Company’s other executive officers who received salary and bonus in excess of $100,000 for 2001. These persons are sometimes referred to as the “named executive officers.”

Summary Compensation Table

				Long-Term

				Compensation

		Annual Compensation		Awards

				Securities
				Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)

L. Rogers Wells, Jr.	2001	$350,000	$-0-	25,000

Chairman of the Board	2000	$350,000	$-0-	-0-

	1999	$150,000	$-0-	5,000

David F. Nichols	2001	$220,000	$49,531	212,500

President; Chief	2000	$120,000	$100,000	-0-

Executive Officer	1999	$120,000	$20,000	25,000

Dennis W. Blazer	2001	$99,000	$16,500	8,500

Chief Financial Officer	2000	$96,577	$22,000	-0-

	1999	$90,000	$14,000	2,500

Thomas W. Stokes	2001	$88,077	$18,000	10,000
Chief Operating Officer	2000	$85,500	$25,000	-0-

	1999	$80,846	$16,000	3,500

Stock Options

     The following table presents information on option grants made during 2001 to the named executive officers.

Option Grants in Last Fiscal Year

		Individual Grants(1)
	Number of
	Securities	% of Total			Potential Realizable Value at
	Underlying	Options	Exercise		Assumed Annual Rates of
	Options	Granted to	or Base		Stock Price Appreciation for
	Granted	Employees in	Price	Expiration	Option Term
Name	(#)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

L. Rogers Wells, Jr.	25,000	8.60%	5.25	1/3/11	213,792	340,429

David F. Nichols	200,000	68.76%	5.25	1/3/11	1,710,339	2,723,430

	12,500	4.30%	5.25	1/3/11	106,896	170,214

Dennis W. Blazer	8,500	2.92%	5.25	1/3/11	72,689	115,746

Thomas W. Stokes	10,000	3.44%	5.25	1/3/11	85,517	136,171

(1)	All options become exercisable at the rate of 25% of the shares per year beginning on the first anniversary of the date of the grant, except that the 200,000 share grant to Mr. Nichols vested as to 25% of the shares on the date of grant and vests as to an additional 25% on each anniversary of the date of grant. Each option becomes exercisable in full (i) if the beneficial ownership of Common Stock of L. Rogers Wells falls below 50.1% and a third party (other than Mr. Wells, the Company or an employee benefit plan of the Company) becomes the beneficial owner of 30% or more of the Company’s Common Stock without the approval of the Board of Directors; (ii) in the event of any sale, lease, transfer, pledge or other disposition of all or substantially all of the Company’s assets without the approval of the Board of Directors; or (iii) if during any fiscal year, the individuals making up the Board of Directors at the beginning of such year cease to constitute a majority of the Board of Directors.

     The table below sets forth information regarding the number and value of the unexercised stock options held by the named executive officers at December 31, 2001. No options were exercised by the named executive officers during 2001.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values

Value of
			Number of Securities	Unexercised In-
	Value Realized ($)		Underlying Unexercised	the-Money Options
			Options at FY-End (#)	at FY-End ($)(1)
(Market Price on
	Shares Acquired	Exercise Less	Exercisable/	Exercisable/
Name	on Exercise (#)	Exercise Price)	Unexercisable	Unexercisable

L. Rogers Wells, Jr.	—	—	166,500/192,000	$113,505/15,355

David F. Nichols	—	—	120,375/306,500	$93,805/54,605

Dennis W. Blazer	—	—	11,375/22,500	$11,184/7,884

Thomas W. Stokes	—	—	15,750/28,000	$20,771/10,790

(1)	This value is computed by subtracting the option exercise price from the market price of the Common Stock on December 31, 2001 and multiplying that figure by the total number of unexercised options.

Employment Agreement

     Effective January 1, 2001, the Company entered into an employment agreement with Mr. Nichols for an initial five-year term. Beginning on the fourth anniversary of the agreement and on each subsequent anniversary, the term of the agreement will be extended for an additional year if neither party gives written notice to the contrary. The agreement provides for a minimum annual base salary of $220,000, for cost-of-living increases and for annual consideration for performance increases. Under the agreement, Mr. Nichols received a bonus of $100,000 for 2000 and an award of options for 200,000 shares of the Company’s common stock. For 2001 and subsequent years, he is entitled to a bonus of 2 1/2% of the Company’s net after tax income plus 5% of any year-over-year after tax net income growth. If the Company terminates the agreement for any reason other than “cause” (as defined in the agreement), disability or death, it will pay Mr. Nichols the greater of (1) two times the sum of his then-current base salary plus the amount of his immediately preceding bonus or (2) his then-current base salary plus immediately preceding bonus for each year remaining in the then-current term of the agreement. The Company also will provide Mr. Nichols with continued health and life insurance benefits through the end of the then-current term of the agreement and will pay him the value of any forfeited or lost pension, profit sharing and similar benefits which would have accrued and vested had he remained employed until that time. Similar benefits are payable if Mr. Nichols resigns within 90 days after a change of control of the Company (as defined in the agreement) or if his employment is actually or constructively terminated within two years after a change of control; in such an event, Mr. Nichols also is entitled to a gross-up for any taxes imposed as a result of the “excess parachute payments” provisions of the Internal Revenue Code.

Compensation Committee Report on Executive Compensation

     This report by the Compensation Committee of the Board of Directors (the “Committee”) discusses the compensation objectives and policies applicable to the Company’s executive officers. The report reviews the Committee’s policy generally with respect to the compensation of all executive officers as a group and specifically reviews the compensation of the Company’s Chief Executive Officer. The Committee is composed entirely of non-employee directors of the Company.

     To date, the Committee has made its compensation decisions based upon the recommendations of the Company’s Chief Executive Officer and upon his and the Committee’s subjective evaluations of each executive officer’s past performance and anticipated ability to positively impact the Company’s future growth and development. The Committee met informally in 2001 and its recommendations were approved by the full Board of Directors of the Company.

     Compensation Policy for Executive Officers

     The Company’s compensation policies for its executive officers are intended to create a direct relationship between the level of compensation paid and the Company’s current and long-term performance. The Committee believes that this relationship is best implemented by providing a compensation package consisting of a base salary, discretionary bonus and long-term incentive compensation in the form of stock options.

     The Committee believes that base salaries need to be competitive when compared to those of officers in corresponding positions at similarly sized companies in the manufacturing and gaming industry, although the Company’s salaries still remain modest in comparison to salaries of executives of those companies. The bonuses reflected in the Summary Compensation Table for Messrs. Blazer and Stokes were awarded in recognition of their positive contributions to the Company’s performance in 2001.

     To provide further incentive for employee performance, and to establish a direct link between that performance and stockholder value, the Company generally makes an annual award of stock options under the Company’s Amended and Restated 1994 Stock Incentive Plan (the “Incentive Plan”) to its executive officers (as well as 10 to 15 other employees). Through these stock options, opportunities for additional compensation by the Company’s executive officers are tied directly to increases in the price of the Company’s Common Stock. The options granted under the Incentive Plan have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and, to encourage a long-term perspective by the employee, have an exercise period of ten years. Each named executive officer received an option grant on January 4, 2001. Information regarding stock options held by the named executive officers as of December 31, 2001 is set forth in the table above.

     Chief Executive Officer Compensation

     Effective January 1, 2001, the Company entered into an employment agreement with Mr. Nichols, the Company’s Chief Executive Officer, which provides for a salary increase and for bonuses tied directly to the Company’s financial performance. See “Employment Agreement” above. For 2001, Mr. Nichols’ base salary was $220,000 and, pursuant to the formula in his employment agreement, he received a year-end bonus of $49,531. In 2001, Mr. Wells, the Company’s Chairman of the Board, received a salary of $350,000. Along with the Company’s other executive officers, both Mr. Nichols and Mr. Wells received annual stock option awards in January 2001. These awards will enable the executives to realize increased compensation if and to the extent that the Company’s performance results in an increase in the price of the Common Stock. As a result, any additional compensation due to these stock options will be tied directly to an increase in overall stockholder value.

     Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to each of the Company’s named executive officers to $1 million for any year unless several requirements are met. The Committee has reviewed these requirements and believes that all compensation paid to its executive officers in 2001 is fully deductible.

COMPENSATION COMMITTEE Gary S. Bell H. Jean McEntire John J. Wingfield

Compensation Committee Interlocks and Insider Participation

     A principal function of the Compensation Committee is to establish the compensation of the executive officers of the Company. The Chairman of the Committee, Gary S. Bell, served during 2001 as Secretary and Treasurer of the Company (in a non-employee capacity) and also served as President of International Investments, Inc. International Investments is owned by L. Rogers Wells, Jr., the Company’s Chairman of the Board. Additionally, the Company has an arrangement with International Investments under which it pays International Investments $3,000 per month (for a total of $36,000 in 2001) for consulting services provided to the Company by Mr. Bell.

CERTAIN TRANSACTIONS

     Algonquin Industries, Inc., of which Kazmier J. Kasper, a director of the Company, is President and owner, sells the Company some of the components of the burster mechanisms and other dispensing mechanisms used in the Company’s machines. During 2001, the Company paid $5,240,275 to Algonquin Industries for these mechanisms. The Company currently plans to continue purchasing all of these mechanisms from Algonquin Industries. The Company believes that the purchases are on terms no less favorable than would be obtainable from unaffiliated third parties.

     In 1994 the Company issued 1,335,000 shares of putable and redeemable nonparticipating preferred stock to Edmund F. Turek, a director of the Company, and members of his immediate family. Pursuant to the terms of the preferred stock, on April 17, 2000, the Company redeemed the preferred stock at the request of its holders and, also in accordance with its terms, paid the $1.00 per share redemption price in the form of promissory notes to the holders. These notes are payable beginning April 2, 2001 in annual installments limited to 25% of the net profits, if any, of the Company and are non-interest bearing and unsecured. In connection with the redemption, the Company advanced Mr. Turek $280,000 against payments due him under his note, and all other note holders agreed to subordinate repayment of their notes until the advance and accrued interest were repaid by the crediting of payments on the notes to Mr. Turek’s account. The advance and interest were repaid in full in April 2001.

STOCK PERFORMANCE GRAPH

     The Company’s Common Stock trades on the American Stock Exchange. The following performance graph and accompanying table compare the cumulative total stockholders’ return on the Company’s Common Stock with the AMEX Stock Market Index (U.S. Companies) and with the AMEX index of U.S. and foreign manufacturers of industrial and commercial machinery and computer equipment (SIC Codes 3500-3599) (the “AMEX Machine and Computer Manufacturers Index”) assuming, in each case, that $100 was invested on January 1, 1997 and that any dividends were reinvested.

CRSP Total Returns Index for:	12/31/96	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001

Interlott Technologies, Inc.	100.0	114.3	92.9	73.2	185.7	140.0
AMEX Stock Market (US Companies)	100.0	125.3	134.5	176.8	165.7	150.8
AMEX Stocks (SIC 3500-3599 US Companies)	100.0	102.4	103.2	162.8	294.9	225.0
Industrial and commercial machinery and computer equipment

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and the related regulations of the Securities and Exchange Commission require that the Company’s executive officers and directors, as well as any persons who beneficially own more than 10% of the Company’s Common Stock, file reports of their ownership of the Company’s Common Stock with the SEC and the American Stock Exchange. These persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of reports and written representations received by it, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis for 2001, except that a Form 4 reporting an option exercise by Mr. Wingfield was filed two days after its due date.

STOCKHOLDERS’ PROPOSALS FOR 2003 ANNUAL MEETING

     Director nominations and other proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders (whether or not intended to be included in the Proxy Statement for the 2003 Annual Meeting) must be submitted to the Company in accordance with the procedures set forth in Sections 2.3 and 1.1, respectively, of the Bylaws of the Company and in accordance with applicable requirements of Securities and Exchange Commission Rule 14a-8. All such proposals, nominations and related information must be received by the Secretary of the Company at 7697 Innovation Way, Mason, Ohio 45040, on or before December 3, 2002.

OTHER BUSINESS

     The Company is not aware of any other matters which may properly by presented at the Annual Meeting. However, if other matters do come before the Meeting, proxies will be voted on those matters in accordance with the recommendations of the Board of Directors.

DETACH HERE

Proxy Solicited by the Board of Directors

INTERLOTT TECHNOLOGIES, INC.	for Annual Meeting to be Held on May 2, 2002

    The undersigned hereby appoints Dennis W. Blazer and David F. Nichols, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of Interlott Technologies, Inc. which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders and any adjournments thereof as indicated below as to Proposals 1 and 2. The proxies hereby are further authorized to vote in their discretion on (i) the election of any person as a director if a director nominee named in Proposal 1 is unable to serve or for good cause will not serve, (ii) matters which the Board of Directors did not know would be presented at the Annual Meeting a reasonable time before the proxy solicitation was made and (iii) matters incident to the conduct of the Annual Meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. At the present time, the Board of Directors knows of no other business to be presented to a vote of the stockholders at the Annual Meeting.

1.	ELECTION OF DIRECTORS

Nominees to serve until the 2005 Annual Meeting of Stockholders: David F. Nichols and John J. Wingfield.

☐ FOR ALL            ☐ WITHHOLD ALL

☐ For, except vote withheld from the following nominee(s):

(Continued, and to be signed on other side)

DETACH HERE

(Continued from other side)

2. RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS

☐ FOR       ☐ AGAINST      ☐ ABSTAIN

☐ I plan to attend the Annual Meeting            ☐ Change of Address Below

SIGNATURE(S) ____________________________________

DATE _______________________________________, 2002

Change of Address:

(If you have written in the above space, please mark the corresponding box above.)